EXHIBIT 10.1
AGREEMENT
This Agreement, entered into on this 28th day of October, 2005, is made
Between
Cell Therapeutics, Inc., a company incorporated under the Laws of the State of Washington, with registered offices at 501 Elliot Avenue West 400, Seattle, Washington 98119, U.S.A., represented by Mr. James A. Bianco, in his capacity as president and CEO (hereinafter, “CTI”)
- on one side -
and
Pharmaceutical Research Associates, Inc., a company incorporated under the Laws of the State of Virginia, with its registered offices at 12120 Sunset Hills Road, Suite 600, Reston, Virginia, 20190, U.S.A., represented by Patrick K. Donnelly, in his capacity as President and CEO (hereinafter, ‘‘PRA”)
- on the other side -
(hereinafter, collectively, the “Parties”)
WHEREAS
a)	CTI is an American listed biotech company, which operates in the field of research and development of drugs for the curing of tumours;

b)	PRA is an American listed company specialized in the performance of services of planning, organization and management of clinical trials;

c)	On or about September 24, 2002, the Parties entered into an agreement for the supply of clinical trials development services in relation to the therapeutic protocol No. AZA-III-02, named “An open label, randomized, phase III comparative trial of BBR2778 + Rituximab versus Rituximab in the treatment of patients with relapsed or refractory indolent Non- Hodgkin’s Lymphoma” (hereinafter, the “Clinical Trial Agreement”);

d)	The Parties have been involved in a dispute arising out of the Clinical Trial Agreement;

e)	In particular, the Parties were involved in an ICC Arbitration Proceedings under the Rules of the ICC International Court of Arbitration pursuant to the arbitration clause contained in Art. 22 of the Clinical Trial Agreement, with venue in Zurich, Switzerland (hereinafter, the ICC arbitration proceedings, the “Arbitration Proceedings”, and the International Chamber of Commerce of Paris, the “ICC”);

f)	The Arbitration Proceedings was concluded with the issue of an award rendered on September 27, 2005 (hereinafter, the “Award”), communicated to both of the Parties with an ICC letter dated October 3, 2005, received by CTI and by PRA on October 5, 2005;

g)	In accordance with the provisions of the “Operative Part of the final Award”, under pages 161 — 162 of the same, having set-off between the Parties the amounts reciprocally owed by the same, PRA owes CTI the balance amount indicated therein, plus interest at different rates and from different dates in relation to the various items of condemnation, whose title is compensation for damages;

h)	To the best knowledge of the Parties, each of them has a right to appeal against the Award and, in any event, the same may not cover all possible reciprocal causes of action arising out of the clinical trial referred to above;

i)	PRA has offered CTI the spontaneous payment of the said balance amount, and to irrevocably waive its right to appeal against the Award for any reason whatsoever and based on any grounds;

j)	CTI intends to accept such a payment, and is available to irrevocably waive its right to appeal against the Award for any reason whatsoever and based on any grounds;

k)	In addition, the Parties intend to resolve hereby all possible claims between them in relation to the Clinical Trial Agreement and, in any event, the clinical trial governed by the same in order to finally settle their business relationships in this regard, by way of definitively renouncing to any reciprocal claims as hereunder set forth.
NOW THEREFORE, also in consideration of the recitals above which form an integral and substantial part of this agreement (hereinafter, the “Contract”), the Parties agree as follows:
1.     Payment.
Upon execution of this Contract by the Parties PRA shall pay CTI the overall amount of Euro 560,683.39 pursuant to the Award. The above amount is inclusive of the interest reciprocally due by the Parties as of October 19, 2005, pursuant to the Award (hereinafter, the “Amount”).
The Amount shall be paid by PRA in immediately available funds as of today’s date by irrevocable international wire transfer on the bank account of Cell Therapeutics Europe s.r.l., No. 30034914, held at Unicredit Banca d’Impresa, Filiale di Cinisello Balsamo, Milan, Italy, IBAN IT 77 H 03226 32930 30034914, Swift Code BIC UNCRIT2VCNS.
2.     Reciprocal Waiver of the Right to Appeal against the Award.
The Parties reciprocally and irrevocably waive their right to promote any appeal against the Award pursuant to applicable law.
More precisely, in consideration for PRA’s renouncing to appeal against the Award, CTI waives its right to appeal against the Award.
3.     Reciprocal Releases and Waivers.
PRA irrevocably waives any claims, counter-claims, actions and demand under any causes of action, known or unknown, in any jurisdictions towards CTI and any past, current or future companies of the CTI Group, including its parent entities, subsidiaries, affiliates, past and current officers, directors, employees, owners, successors, attorneys, representatives, assigns, and heirs, in relation to the Clinical Trial Agreement and the Award, and, in any event, any past and current relationships relating to the Clinical Trial referred to above.

In consideration for PRA’s waiver above, CTI irrevocably waives any claims, counter-claims, actions and demand under any causes of action, known or unknown, in any jurisdictions towards PRA and any past, current or future companies of the PRA Group, including its parent entities, subsidiaries, affiliates, past and current officers, directors, employees, owners, successors, attorneys, representatives, assigns, and heirs, in relation to the Clinical Trial Agreement and the Award, and, in any event, any past and current relationships relating to the Clinical Trial referred to above.
4.     Confidentiality.
The Parties hereto agree that this Contract, its contents and all matters relating to the terms, negotiations and implementation of the Contract are confidential and are not to be disclosed to any third parties; provided, however, that any Party may disclose information that is deemed confidential hereunder in the event and to the extent that such disclosure (i) has already been made public prior to the execution of this Contract in accordance with any of the following items, (ii) is made in an action seeking to enforce the terms of the Contract or obligations arising therefrom, (iii) is consented to in writing by the other Party hereto, (iv) is made to a Party’s attorney, agent, accountant or lender, provided that such person has agreed to keep such information confidential, or (v) is made according to disclosure under any court order or other lawful process or regulatory procedure, including any regulations applicable to publicly listed companies (including but not limited to the attaching of copy hereof as exhibit to a “Form 8-K” filed with the U.S. Securities and Exchange Commission or similar type of filings).
5.     Entire Contract.
This Contract constitutes the entire agreement between the Parties and fully supersedes any and all prior or contemporaneous oral and written understandings and agreements relative to the subject matter hereof. No part of this Contract may be modified or integrated, except if in writing and executed by a duly authorized representative of each of the Parties. This Contract shall be executed in two original counterparts, duly signed and initialled on each page by both of the Parties.
6.     Governing Law.
This Contract shall be construed in accordance with and it is governed by the Laws of the State of Washington.
7.     Successors
This Contract shall be binding upon, and inure to the benefit of, the parties hereto and their respective representatives, successors and assigns.
8.     Exclusive Jurisdiction.
All litigation relating to or arising under or in connection with this Contract shall be brought only in the federal or state courts located in the State of Delaware, which shall have exclusive jurisdiction to resolve any disputes with respect to this Contract, with each party irrevocably consenting to the jurisdiction thereof for any actions, suits or proceedings arising out of or relating to this Contract. The Parties irrevocably waive trial by jury in any legal action or proceeding relating to this Contract or any other agreement entered into in connection herewith and for any counterclaim with respect hereto. In the event of any breach of the provisions of this Contract, the non-breaching Party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching Party with respect hereto at law or in equity. In addition, the prevailing Party shall be entitled to its reasonable attorneys’ fees, costs and expenses incurred in connection with any legal action or proceeding.
IN WITNESS WHEREOF, the undersigned Parties have caused this instrument to be duly executed as of the date and year first written above.